EXHIBIT 99.1

[CONCENTRA LOGO]

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA ANNOUNCES PROPOSED

OFFERING OF ADDITIONAL DEBT SECURITIES

ADDISON, Texas, November 10, 2003 – Concentra Operating Corporation (“Concentra” or “the Company”) today announced that it is considering the commencement of an additional offering under Rule 144A of $30 million principal amount of 9½% senior subordinated notes due 2010. Subject to consent from the Company’s lenders and acceptable market and interest rate conditions, the Company anticipates completing this offering during the fourth quarter of 2003.

The senior subordinated notes would be offered as additional debt securities under an indenture pursuant to which, on August 13, 2003, the Company issued $150 million principal amount of 9½% senior subordinated notes due 2010. The new notes and the notes previously issued under the indenture would be treated as a single class of debt securities. Like the previously issued notes, the new notes would be general unsecured obligations of the Company and would be subordinated to all existing and future senior debt of the Company and pari passu with the Company’s existing 13% senior subordinated notes due 2009.

The Company intends to distribute the net proceeds of the offering, together with approximately $25 million of cash on hand, to Concentra Inc., its parent corporation, to enable Concentra Inc. to redeem all of the principal and accreted interest of Concentra Inc.’s 14% Senior Discount Debentures due 2011. In conjunction with this offering, the Company anticipates that the maturity of Concentra Inc.’s $55 million bridge loan agreement would be extended to early 2005.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Company is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Concentra, headquartered in Addison, Texas, the successor to and a wholly owned subsidiary of Concentra Inc., provides services designed to contain healthcare and disability costs and serves the occupational, auto and group healthcare markets.

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